As filed with the Securities and Exchange Commission on November 30, 2012
Registration No. 33-74006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIDELITY BANCORP, INC.
 (Exact name of registrant as specified in its charter)
Pennsylvania	25-1705405
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard G. Spencer
President and Chief Executive Officer
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard Fisch, Esq.
Joan S. Guilfoyle, Esq.
Spidi & Fisch, PC
1227 25th Street, N.W., Suite 200 West
Washington, D.C.  20037
(202) 434-4660

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Deregistration of Securities

Fidelity Bancorp, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1  in order to deregister shares of its common stock, $0.01 par value per share (the “Common Stock”), that were previously registered by the Company pursuant to the following Registration Statement on Form S-3 (the “Registration Statement”):

•
Registration Statement No. 33-74006, filed with the Securities and Exchange Commission on January 11, 1994, relating to the registration of 100,000 shares of the Common Stock of the Company issuable under the Company’s Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”).

Pursuant to the Agreement and Plan of Merger, dated as of July 19, 2012, by and among the Company, Fidelity Savings Bank, WesBanco, Inc. (“WesBanco”) and WesBanco Bank, Inc. (the “Agreement”), the Company is being merged with and into WesBanco, to be effective on November 30, 2012 (the “Merger”), and Fidelity Savings Bank, the wholly-owned subsidiary of the Company, is being merged with and into WesBanco Bank, Inc., the wholly-owned subsidiary of WesBanco.

In connection with the Merger, the Company previously terminated the Plan and has terminated the offering of its Common Stock that was registered under the Registration Statement.  In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all shares of the Company’s Common Stock registered but remaining unsold as of the date hereof, if any, under the Registration Statement and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 30, 2012.

FIDELITY BANCORP, INC.

By:	/s/ Richard G. Spencer
Richard G. Spencer
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard G. Spencer
Richard G. Spencer	President, Chief Executive Officer and Director (Principal Executive Officer)	November 30, 2012

/s/ Lisa L. Griffith
Lisa L. Griffith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 30, 2012

/s/ Christopher S. Green
Christopher S. Green	Chairman of the Board and Director	November 30, 2012

/s/ J. Robert Gales
J. Robert Gales	Director	November 30, 2012

/s/ Donald J. Huber
Donald J. Huber	Director	November 30, 2012

/s/ Robert F. Kastelic
Robert F. Kastelic	Director	November 30, 2012

/s/ Oliver D. Keefer
Oliver D. Keefer	Director	November 30, 2012